Exhibit 99.2
Final Transcript

Conference Call Transcript GOT - Q4 2006 Gottschalks Earnings Conference Call Event Date/Time: Mar. 08. 2007 / 4:30PM ET

CORPORATE PARTICIPANTS

Leigh Parrish

Financial Dynamics - IR

Jim Famalette

Gottschalks - President, CEO

Greg Ambro

Gottschalks - Chief Administrative Officer, CFO

CONFERENCE CALL PARTICIPANTS

Mark Montagna

C.L. King - Analyst

Shaun Smolarz

Sidoti & Company - Analyst

Ari Levy

Lakeview Investment Group - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Gottschalks Incorporated fourth quarter fiscal 2006 conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. [OPERATOR INSTRUCTIONS] Any reproduction of this call in whole or in part is not permitted without prior authorization of Gottschalks. As a reminder, this conference is being recorded today, Thursday March 8, 2007.

I'd now like to turn the call over to Miss Leigh Parrish of Financial Dynamics. Please proceed.

Leigh Parrish - Financial Dynamics - IR

Thank you. Good afternoon, and thank you, for joining us today for the Gottschalks conference call. The Company issued it's fourth quarter press release earlier this afternoon. If you haven't received a copy, please feel free to call us at 212- 850-5600, or you can also visit the Company's website at www.gottschalks.com.

Before we begin, I'd like to make a brief statement regarding forward-looking remarks that you may hear today on the call. During the course of this conference call, management may make projections or other forward-looking statements regarding, among other things, results deemed to be achievable for fiscal 2007, as well as with respect to trends and comparable store sales performance. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.

These factors may include, without limitation, risks arising from competition, vendor relations, timely receipt of merchandise, leverage and restrictive covenants in the Company's debt agreements, the Company's ability to turn around our close underperforming stores, the effects of seasonality and weather conditions, changing consumer trends and preferences, the Company's ability to manage and minimize healthcare pension and workers comp benefit costs, energy costs, and insurance costs, dependence on key personnel and general labor conditions. As well as events of war or terrorism, and general economic and market conditions. We urge you to review the factors discussed under the caption, Risks Related to the Business, in the Company's most recent annual report on form 10-K, as well as other documents which have been filed with the SEC. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements made in this conference call will in fact be realized.

And now, I'll turn the call over to Mr. Jim Famalette, President and CEO of Gottschalks. Jim?

Jim Famalette - Gottschalks - President, CEO

Thanks, Leigh. Good afternoon, everyone, thank you for joining us today. On the call with me today is Greg Ambro our Chief Administrative and Financial Officer. I'll very briefly discuss our fourth quarter performance, and then Greg will review the details of our financial results for the quarter and the year. I'll then review our outlook for fiscal 2007 including the strategic initiatives on which we're focused for the year. Following our comments, we will both be available for any questions you might have.

Our performance in the fourth quarter was not as strong as we had hoped. We generated sales growth that was lower than we had anticipated, due largely to continued challenges in our Home Store merchandise. At the same time, we were more promotional during the holiday season in both our Home Store categories, as well as our soft line categories, which impacted our gross margin for the quarter. We also recorded additional operating expenses during the quarter and experience reduced leverage of costs due to our lower sales. We absorbed higher than expected professional fees related to our exploration of strategic alternatives and also recorded 114,000 of stock option expense in the quarter.

We continued to take a long-term view to our business throughout 2006, despite encountering certain challenges, we completed important investments in our operations and continue to make progress on our key operational initiatives. Specifically, we maintained our focus on enhancing our infrastructure to support future growth. In addition, we successfully completed our planned store renovations, closed underperforming stores, and enhanced our IT infrastructure and refined our merchandising assortment. We continue to be pleased with the performance throughout the year in our key merchandise categories, including better sportswear, accessories, shoes, and cosmetics. Overall, the progress we made in our key initiatives during the year is placing us in a stronger position for the future.

And now I'll turn the call over to Greg for a review of the details of our financial results for the quarter and for the year. Greg?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

Thanks, Jim. Good afternoon, everyone. And now I'll review our financial results for the fourth quarter and fiscal year in detail.

Before I discuss our results I'd like to note that the fourth quarter and fiscal year in 2006 contained one additional week compared to the fourth quarter of fiscal 2005. Therefore our sales and net income results reflect the extra week in fiscal 2006.

Total sales for the 14-week fiscal quarter increased 3.6% to 238.1 million from 229.9 million for the 13-week fourth quarter of fiscal 2005. Total sales for the fourth quarter, excluding the additional week, decreased 0.2% to 229.5 million. Same- store sales for the comparable 13-week period increased 0.8% from the fourth quarter of fiscal 2005. Total sales for the 53-week fiscal year 2006 increased 1% to 683.9 million from 676.9 million for the 52-week fiscal year of 2005. Total sales for fiscal 2006 excluding the additional week decreased 0.3% to 675.2 million. Same-store sales for comparable 52-week fiscal period increased 0.6 from fiscal 2005.

Total gross margin in the fourth quarter was 33.1% versus 33.9% in the same period of fiscal 2005. For the fiscal year total gross margin was 34.3% compared to 34.7% in fiscal 2005.

SG&A as a percent of sales for the quarter was 25.5% compared to 26.6% in the same period for the prior year. Our SG&A in the fourth quarter is reflective of higher than expected professional fees of approximately 400,000 relating to our exploration of strategic alternatives and stock-based compensation expense of 114,000, as Jim mentioned. SG&A for fiscal 2006 was 31.3% flat with the prior fiscal year. SG&A in fiscal 2006 includes 810,000 in stock-based compensation expense.

We opened one new store in Eugene, Oregon, in the second half of 2006. This was a store where we took over a prior Macy's lease. We closed four stores during the year that were not meeting our operating targets or were not a good fit with our store base. Additionally, we plan to close a specialty furniture store in Scotts Valley, California, at the end of March, and plan to close a department store in Wasilla, Alaska, at the end of April when our lease expires. We continue to make progress in addressing underperforming locations toward achieving future earnings improvement.

Depreciation expense in fiscal 2006 was 15.3 million compared to 13.7 million in fiscal 2005 due primarily to capital investments we made in technology and the store base in both 2006 and 2005. Interest expense for the quarter was flat with last year at 2.7 million. For the fiscal year interest expense increased 8.8% to 10.1 million as compared to 9.2 million in fiscal 2005.

Net income for the fourth quarter was 8.9 million or $0.64 per diluted share compared to net income of 8.6 million or $0.62 per diluted share for the fourth quarter of last year. Net income for fiscal 2006 was 2.6 million or $0.19 per diluted share compared to net income of 5.2 million or $0.38 per diluted share in fiscal 2005. Net income for fiscal 2006 includes the pretax charge of 810,000 relating to the stock-based compensation expense.

Now I'd like to return the call to Jim for his comments on our focus going forward.

Jim Famalette - Gottschalks - President, CEO

Thanks, Greg. Looking forward, we will continue to focus on a number of strategic initiatives in 2007 which are designed to increase sales, improve our operating performance and position the Company for long-term growth.

First, we remain committed to improving results in our Home Store merchandise. We are refining the assortments as well as our marketing programs for this division. And we continue to believe there's an opportunity to improve the overall performance of this category in the coming year.

Second, we plan to further emphasize our soft line merchandise categories this year. Combining this emphasis on soft lines with our plans to improve in the Home Store division, we are pursuing plans to increase square footage for soft lines and reduce space allotted to Home Store throughout most of the chain during the course of the year. Additionally, we plan to continue to complete refixturing and upgrades in our accessories, shoes and cosmetic departments and additional stores in 2007. Given the positive impact we have seen in the stores where we have completed refixturing in the past year.

We've experienced solid increases in sales following the upgrades in these departments. As an example, in stores where the fixturing and presentation of our shoe department were completed, we experienced a 15% increase in sales for that department, to compare to 6% for the rest of the chain. In accessories we have now completed upgrades in 23 locations and have experienced an increase in sales penetration for the division in 21 of these locations. We're pleased with the positive customer response and momentum we've generated to date in these merchandise areas and look forward to completing upgrades in other key categories of merchandise in the future. We anticipate these ongoing changes will be a positive factor in driving future sales and margin growth.

Third, to complement the repositioning of our merchandise and our increased focus on key soft line categories, we plan to introduce a new company branding and marketing campaign later this year. The Company is currently working with an outside retail marketing group on this project.

Fourth, we plan to evaluate and improve our overall store base. We have two major store remodels scheduled for 2007, in Clovis, California, and in Hanford, California. We'll also maintain our focus on streamlining our store base to improve overall profitability. We will continue to review and monitor every store's performance, including those stores that contribute sales each quarter but that do not meet our expectations from an operations and profit standpoint. As Greg mentioned, we have two store closings currently scheduled for the first half of this year.

Finally, we are in negotiations to finalize our plans to open two new lifestyle center stores in 2008 following the completion of their construction. The Company also continues to monitor the availability of existing anchor stores locations as well. At the same time, we are focused on our merchandising and store initiatives, we will also continue to be committed to key operational initiatives in 2007. We plan to complete the implementation of critical information technology projects such as, our point of sales system upgrade, pen pad signature capture and return authorization, which are designed to enhance our operations and better serve our customers. We have also just completed the implementation of [arthur] planning, and are currently rolling out additional aspects of our merchandise replenishment program, both of which will assist us in further improving inventory management.

In addition to these various strategic initiatives that touch all areas of our business, we're also very pleased to have recently signed a new agreement with HSBC for our credit card program, which is expected to contribute to our sales and net credit revenue growth this year and beyond. The new agreement allows us to significantly increase our charge card revenue growth and enables us to further improve the sales penetration of that customer base. We anticipate that our net credit revenue in 2007 will increase over 50% compared to that in 2006. Further, in 2008 and beyond, we expect our net credit revenue will more than double from our fiscal 2006 level.

Looking forward, we currently anticipate comparable store sales growth in the range of 1 to 1.5% for the full year, and we remain confident in our ability to grow profitably in the future.

Before we turn the call over for your questions, I wanted to note that as previously reported, our Board of Directors has put together a special strategic committee to identify and evaluate various strategic alternatives in an effort to maximize shareholder value. The committee's work is progressing, and as we have previously discussed, we will not be providing updates on this process unless or until the Board has approved a specific action.

To close, we are optimistic about our future in 2007. We will continue to implement key strategic initiatives focused on driving sales and margin increases. Further refinement of our merchandising strategies, enhancing the environment of our stores, improving inventory management and maintaining our cost controls while building our systems and infrastructure for the future.

That does conclude our formal remarks for today. We'll now turn the call over to the operator to take any questions you might have. Operator?

QUESTION AND ANSWER

Operator

Thank you. [OPERATOR INSTRUCTIONS] We'll take our first question from the site of Mark Montagna with C.L. King. Go ahead, please.

Mark Montagna - C.L. King - Analyst

Hi, a few questions. First, wondering if you could tell us what your plan is for D&A and CapEx for 2007?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

Basically, our CapEx plans for the coming year probably are consistent with this year in the 15 to $17 million range. And, as you can see, the depreciation expense and depreciation and amortization was up to about 15 million, as a result of the remodels that we're doing a lot of fixturing is being included in the remodels and they're depreciated much quicker. So, we would expect that to increase modestly as we move forward into 2007.

Mark Montagna - C.L. King - Analyst

Okay. Let's see, what about your tax rate for 2007?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

The tax rate we're going to be using for 2007 will still be in the 37 to 38% range. We had some benefits this year to the tax rate, primarily coming from worker job credits in California. And that benefited the rate this past year.

Mark Montagna - C.L. King - Analyst

Okay. And how about for long-term debt? What do you project your year-end long-term debt to be and what about the subordinated notes?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

The subordinated notes, we'll continue to pay down, we're paying them down $1 million a year and then the coming year, at the end of this next fiscal year, we'll be reducing it by another $2 million. We don't see our long-term debt changing a great deal, other than potentially to financing related to the new store construction and that would be a 2008 issue.

Mark Montagna - C.L. King - Analyst

Okay. Let's see. The extra week that we had this past quarter, how much of that helped EPS?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

Very little. Actually, it was almost, probably, probably not more than about $0.01 a share.

Mark Montagna - C.L. King - Analyst

Approximately $0.01?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

Right. It wasn't a positive. It was probably about $0.01down.

Mark Montagna - C.L. King - Analyst

Oh, really. Oh, okay. Let's see what else. How many stores at this point have had the upgrades to the cosmetic, shoes, and accessories, and then, how many more do you have slated for 2007?

Jim Famalette - Gottschalks - President, CEO

On the accessories we're now, as I mentioned in the previous statements, 23 stores have been completed and shoes we are at 31 stores. And I don't have the exact number off the top of my head in front of me on the cosmetic number. We are in the process of finalizing both the shoes, cosmetics and accessory numbers for the future and I will put that down in our next release.

Mark Montagna - C.L. King - Analyst

Okay. Let's see. Then just regarding the overhaul of the home department that you're working on. Wondering if you say most of the stores. Is it going to be, say, 51% of the stores do you think are going to be touched or is it going to be the overwhelming majority of the remaining, say, 59 stores for the year?

Jim Famalette - Gottschalks - President, CEO

Well, home product is in the majority of the stores at different levels. It depends on the size of the store and whether some of those stores carry big ticket, which is furniture and mattress. But what we expect to do is, in variations, reduce that space almost in every store to some extent and again it would be relative to that store's penetration of the soft line business. So we are modeling right now the places where we think it would be most effective. We've actually begun a project in several already. In many cases, it will not require a tremendous amount of renovation work. It's really just borrowing space from one pad to another. But we do expect to basically touch almost every store that carries home product in some way through the course of the full year.

Mark Montagna - C.L. King - Analyst

So it sounds like you're actually going to finish the project this year. Do you think some of it will spill over into next year?

Jim Famalette - Gottschalks - President, CEO

I think some of the physical changes will probably spill over into next year. Because those will be the most difficult to achieve when we have this many stores to touch. But we certainly expect to be very close to having a fairly extensive change done by no later than the beginning of the holiday season in 2007.

Mark Montagna - C.L. King - Analyst

Okay. Can you tell us what some of the major things that you've learned from the Christmas holiday season, because I know you'd changed the way you tried to market this department. Are there certain major learnings that you had?

Jim Famalette - Gottschalks - President, CEO

You're referring, I assume, to the home merchandise, correct?

Mark Montagna - C.L. King - Analyst

Yes, yes.

Jim Famalette - Gottschalks - President, CEO

Yes. I think there's a multiple group of things that we're working towards, number one obviously is that we may not have changed the assortments of merchandise fast enough from the standpoint of staying in two businesses that haven't been very strong traditionally in department stores but have weakened over the years such as formal china and silver. That business has gone to a more casual feel. The amount of merchandise dedicated to textiles area, this is an area that, again, had a fairly significant sized department in almost all Gottschalks stores and that space was probably overspaced for what it needs. They're just some of the examples.

Marketing standpoint, we are aggressively pursue some new marketing focus themes and ideas. Again, we believe that that will assist us in making this communication to the consumer and being more on target in the home store. That merchandise, that type of marketing change should occur in the late second quarter. Home merchandise is not quite as quickly turned as soft goods. So you're working out in advance quite a bit. But I think those are just some of the major topics. There's a multitude of things that is we're touching on. But obviously, what we really want to do is focus on the strengths of the Company and those appear to be more in the soft lines than they are in the home lines.

Mark Montagna - C.L. King - Analyst

Okay. And then, you signed the new agreement with the HSBC for your Gottschalks credit card. Are there any plans in the future for trying to do, say, a co-branded Visa?

Jim Famalette - Gottschalks - President, CEO

There definitely is discussions within that agreement, as a matter of fact. So we expect that to probably occur in 2008. It will be a co-branded card, I don't want to commit to what type of card it would be.

Mark Montagna - C.L. King - Analyst

Okay.

Jim Famalette - Gottschalks - President, CEO

The existing program that we have just signed a new agreement for, allows for several very positive things to occur. Number one, it dramatically increases, as we alluded to in the script. What we will be receiving for every $1 of charged sales in 2007 and beyond compared to what we were receiving prior to that. Additionally, it allows for a significant amount of dollars to be dedicated every year to the marketing of the credit card and the credit card business. And this is something that was not in the prior agreement, also. So we are very excited about that.

We already have plans in work to, again, do a much better job, we think, of driving the credit card sales. Every time that happens, not only do we benefit by a greater degree now with the HSBC agreement, but significantly improve our bottom line if those sales can be shifted from a bank credit card. Because obviously in those cases we pay an interchange fee. So we do have a very aggressive plan being put together and we believe that as we get into the second, third and fourth quarters of this year, there is going to be significant chances for us to prove our credit card penetration.

Mark Montagna - C.L. King - Analyst

So for the net credit revenue for -- with this new agreement, is that revenue going to be just as profitable as it was for under the old agreement in 2006?

Jim Famalette - Gottschalks - President, CEO

Oh, yes, absolutely.

Mark Montagna - C.L. King - Analyst

Could it be even more profitable?

Jim Famalette - Gottschalks - President, CEO

Well, it certainly could if we can switch those cards over from a Visa or a Mater Charge, absolutely. But, basically, the agreement is purely tied to the amount of business we do with our credit card. And if that business goes up, the credit revenues will increase dramatically, but even on flat sales, in other words, if we did the exact same amount of credit, sales in '07, as we did in '06, as we mentioned it earlier, we see it being a significant increase of 50 to 60% in net credit revenues.

Mark Montagna - C.L. King - Analyst

Let's say your credit revenue, your penetration, I think on the Gottschalks card is like 42% or something like that?

Jim Famalette - Gottschalks - President, CEO

I believe that's in the range of that.

Mark Montagna - C.L. King - Analyst

So, let's say you went to 43%. Is that additional percentage point more profitable than, say -- scratch that question. Let me just, I'll move on to something else. Just in terms of the -- actually, that was my last question. I'm looking at my list.

Jim Famalette - Gottschalks - President, CEO

I think if I can just answer it in maybe a very broad range. Basically any time we can get the customer to use their Gottschalks card versus cash, bank card or debit card, certainly debit card or bank card even more so, it would be even more beneficial from the bottom line standpoint to Gottschalks than it has ever been in the past.

Mark Montagna - C.L. King - Analyst

Okay. That sounds great. Thanks.

Jim Famalette - Gottschalks - President, CEO

Thank you.

Operator

Thank you, we'll now take our next question from the site Shaun Smolarz with Sidoti & Company, go ahead, please.

Shaun Smolarz - Sidoti & Company - Analyst

Hi, good afternoon. I had a question on the same-store sales guidance. What factors led to the same-store sales guidance of up 1% to up 1.5%, it seems very conservative, given that fiscal 2006 the comp increase was 0.6%?

Jim Famalette - Gottschalks - President, CEO

Well, again, I think that's really one of the factors that lead to it. We're coming off a year where we did not achieve the levels we would have liked to have had, obviously, we're looking into the future and we're saying to ourselves, we've still got issues we've got to correct in the home store. At the same time we know that we have very solid businesses in shoes, accessories, other parts of the apparel business, and combining that I think we are comfortable with putting on a more conservative estimate at this point in time. I'm certainly hopeful that that will change as we go through the year, but as we look forward right now, I believe that it is a relatively conservative estimate but at the same time it's a realistic one to achieve.

Shaun Smolarz - Sidoti & Company - Analyst

Okay. And if you achieve the comp increase of 1.5%, would that be enough to leverage expenses for the year?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

Well, definitely it will improve the percentages and the leveraging because we're really planning, we're working very hard, in terms of our plans, to plan an expense basically flat for the coming year. And as you know, we've had some one-time expense impacts this year. And we don't anticipate anniversarying those.

Shaun Smolarz - Sidoti & Company - Analyst

So if you were to model [inaudible] in '07 would you model them flat versus year-over-year?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

Fairly close. It's going to be up modestly but not a lot. Again, with no new stores on the docket, which does impact expense, it should not hopefully grow very much at all.

Shaun Smolarz - Sidoti & Company - Analyst

Because usually, like, wouldn't you need about a 3% comp increase to leverage?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

I don't have those specific numbers in front of me.

Shaun Smolarz - Sidoti & Company - Analyst

Okay. And just one other housekeeping-type question. Last year in the fourth quarter release, mentioned that there was like a one-time [DBA] litigation expense. And it was actually a separate line broken out for that. I don't see that this time looking at year-over-year income statements. Is that, was that a DBA expense line, is that included in the total SG&A line?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

For last year. It would be included in the total SG&A line for last year, not repeated this year.

Shaun Smolarz - Sidoti & Company - Analyst

Okay. All right. Thank you, very much.

Operator

Thank you. [OPERATOR INSTRUCTIONS] We'll take our next question from the site of Ari Levy with Lakeview Investment Group. Go ahead, please.

Ari Levy - Lakeview Investment Group - Analyst

Hi, guys. Wondering if there's been any update for, I guess it was related to the strategic committee, if there's been any update on the real estate appraisal? As I recall, that was part of the analysis and if there's anything you can disclose at this point?

Jim Famalette - Gottschalks - President, CEO

Well, as I mentioned in the release as well as in the script, at this point in time, we do not plan on giving out any individual information about the alternative process. It is progressing, and we certainly will report at whatever time the Board reaches a decision. But in the interim, we do not plan on discussing any specifics at all.

Ari Levy - Lakeview Investment Group - Analyst

Okay. Fair enough.

Jim Famalette - Gottschalks - President, CEO

Thank you.

Operator

Thank you. [OPERATOR INSTRUCTIONS] And we'll take a follow-up question from the site of Mark Montagna with C.L. King.

Mark Montagna - C.L. King - Analyst

Just wanted to follow up on the expense question. You said flat. I just wanted to know, is that flat on the dollar basis or percent of sales basis?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

Dollar basis is what we're planning.

Mark Montagna - C.L. King - Analyst

Okay. And then how much will the two store closures impact revenue for the year?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

I don't have that information right in front of me. We'll have to try to get back to you at another time. It won't be a great deal, the two store closures coming up are very small stores, so it's going to be a fairly minor impact to revenue.

Mark Montagna - C.L. King - Analyst

Do you think maybe $1 million at the most?

Greg Ambro - Gottschalks - Chief Administrative Officer, CFO

Probably a little more than that.

Mark Montagna - C.L. King - Analyst

Okay. But -- all right. I'll touch base with you after the call on that. Then gross margin, are you projecting that to go up? Because, I would assume that as you get away from home and convert more towards apparel, that should probably favorably impact gross margin.

Jim Famalette - Gottschalks - President, CEO

Yes. We do plan on seeing a gross margin increase for various reasons, home being number one, the shift of business, obviously, soft goods generally performs at a higher margin than home. And we're, we are not pleased with the ultimate resolution of the fourth quarter gross margin for the whole company. So we think there are some real opportunities as we get to the fourth quarter of 2007 as well.

Mark Montagna - C.L. King - Analyst

Is there any way of quantifying that in terms of basis points? Like, how much you might expect it up, say 40, 50 basis points?

Jim Famalette - Gottschalks - President, CEO

I would tell you that right now we aren't prepared to release individual information like that. We're in the process of making several changes as you know. Some of which when we talk about the shifts of penetration. I'm not in a position where really we have a complete [decision] on that.

Mark Montagna - C.L. King - Analyst

Okay, all right. Thank you.

Jim Famalette - Gottschalks - President, CEO

Thanks.

Operator

Thank you. [OPERATOR INSTRUCTIONS] We'll just pause momentarily for any further questions in queue. Thank you, that concludes our question-and-answer session today, I'll now turn the call over to our Gottschalks management team for any closing comments they may have.

Jim Famalette - Gottschalks - President, CEO

Well, I'd like to thank you all for joining us again today. If you have any follow-up questions, feel free to contact Greg and me. Thanks again, and have a great afternoon.

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